Exhibit 99.2

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Helmerich & Payne, Inc.

        We have audited the accompanying consolidated balance sheets of Helmerich & Payne, Inc. as of September 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Helmerich & Payne, Inc. at September 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
November 26, 2014, except for Note 1 as it relates
to the adoption of Accounting Standards Update ("ASU") No. 2015-03,
 Imputation of Interest; Simplifying the Presentation of Debt Issuance Costs,
and Note 16 as to which the date is June 25, 2015.

Consolidated Statements of Income

HELMERICH & PAYNE, INC.

	Years Ended September 30,
	2014	2013	2012
	(in thousands, except per share amounts)
Operating revenues
Drilling—U.S. Land	$3,099,954	$2,785,449	$2,678,475
Drilling—Offshore	250,811	221,863	189,086
Drilling—International Land	355,532	366,841	270,027
Other	13,410	13,461	14,214

	3,719,707	3,387,614	3,151,802

Operating costs and expenses
Operating costs, excluding depreciation	2,009,912	1,852,768	1,750,510
Depreciation	523,549	455,623	387,549
Research and development	15,905	15,235	16,060
General and administrative	135,139	126,250	107,307
Income from asset sales	(19,585)	(18,923)	(19,223)

	2,664,920	2,430,953	2,242,203

Operating income from continuing operations	1,054,787	956,661	909,599
Other income (expense)
Interest and dividend income	1,583	1,653	1,380
Interest expense	(4,654)	(6,129)	(8,653)
Gain on sale of investment securities	45,234	162,121	—
Other	(636)	(9)	254

	41,527	157,636	(7,019)

Income from continuing operations before income taxes	1,096,314	1,114,297	902,580
Income tax provision	387,548	392,844	328,971

Income from continuing operations	708,766	721,453	573,609
Income from discontinued operations before income taxes	2,758	14,701	7,355
Income tax provision (benefit)	2,805	(485)	(81)

Income (loss) from discontinued operations	(47)	15,186	7,436

NET INCOME	$708,719	$736,639	$581,045

Basic earnings per common share:
Income from continuing operations	$6.54	$6.75	$5.35
Income from discontinued operations	$—	$0.14	$0.07

Net income	$6.54	$6.89	$5.42

Diluted earnings per common share:
Income from continuing operations	$6.46	$6.65	$5.27
Income from discontinued operations	$—	$0.14	$0.07

Net income	$6.46	$6.79	$5.34

Weighted average shares outstanding (in thousands):
Basic	107,800	106,286	106,819
Diluted	109,141	107,879	108,377

The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income

HELMERICH & PAYNE, INC.

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Net income	$708,719	$736,639	$581,045
Other comprehensive income, net of income taxes:
Unrealized appreciation (depreciation) on securities, net of income taxes of ($15.5) million at September 30, 2014, $34.2 million at September 30, 2013 and $37.2 million at September 30, 2012	(19,006)	46,853	63,725
Reclassification of realized gains in net income, net of income taxes of ($17.5) million at September 30, 2014 and ($60.8) million at September 30, 2013	(27,737)	(92,543)	—
Minimum pension liability adjustments, net of income taxes of ($1.5) million at September 30, 2014, $6.6 million at September 30, 2013 and $2.4 million at September 30, 2012	(2,661)	11,413	4,174

Other comprehensive income (loss)	(49,404)	(34,277)	67,899

Comprehensive income	$659,315	$702,362	$648,944

The accompanying notes are an integral part of these statements.

Consolidated Balance Sheets

HELMERICH & PAYNE, INC.

	September 30,
	2014 (as adjusted)	2013 (as adjusted)
	(in thousands)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$360,909	$447,868
Accounts receivable, less reserve of $4,597 in 2014 and $4,795 in 2013	705,214	621,420
Inventories	106,241	88,866
Deferred income taxes	16,519	16,414
Prepaid expenses and other	80,912	79,538
Current assets of discontinued operations	7,206	3,705

Total current assets	1,277,001	1,257,811

INVESTMENTS	236,644	316,154

PROPERTY, PLANT AND EQUIPMENT, at cost:
Contract drilling equipment	7,191,281	6,493,606
Construction in progress	288,877	153,252
Real estate properties	64,812	63,542
Other	354,853	310,515

	7,899,823	7,020,915
Less-Accumulated depreciation	2,711,279	2,344,812

Net property, plant and equipment	5,188,544	4,676,103

NONCURRENT ASSETS:
Other assets	18,809	13,496

TOTAL ASSETS	$6,720,998	$6,263,564

The accompanying notes are an integral part of these statements.

Consolidated Balance Sheets (Continued)

HELMERICH & PAYNE, INC.

	September 30,
	2014 (as adjusted)	2013 (as adjusted)
	(in thousands, except share data and per share amounts)
Liabilities and Shareholders' Equity
CURRENT LIABILITIES:
Accounts payable	$182,031	$144,379
Accrued liabilities	282,278	189,684
Long-term debt due within one year	39,635	114,600
Current liabilities of discontinued operations	3,217	3,210

Total current liabilities	507,161	451,873

NONCURRENT LIABILITIES:
Long-term debt	39,502	79,137
Deferred income taxes	1,215,259	1,222,981
Other	64,110	65,351
Noncurrent liabilities of discontinued operations	3,989	495

Total noncurrent liabilities	1,322,860	1,367,964

SHAREHOLDERS' EQUITY:
Common stock, $.10 par value, 160,000,000 shares authorized, 110,508,605 and 108,738,577 shares issued as of September 30, 2014 and 2013, respectively, and 108,232,284 and 106,716,970 shares outstanding as of September 30, 2014 and 2013, respectively	11,051	10,874
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	383,972	288,758
Retained earnings	4,525,797	4,102,663
Accumulated other comprehensive income	83,126	132,530

	5,003,946	4,534,825
Less treasury stock, 2,276,321 shares in 2014 and 2,021,607 shares in 2013, at cost	112,969	91,098

Total shareholders' equity	4,890,977	4,443,727

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,720,998	$6,263,564

The accompanying notes are an integral part of these statements.

Consolidated Statements of Shareholders' Equity

HELMERICH & PAYNE, INC.

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Treasury Stock
			Additional Paid-In Capital	Retained Earnings
	Shares	Amount				Shares	Amount	Total
	(in thousands, except per share amounts)
Balance, September 30, 2011	107,243	$10,724	$210,909	$2,954,210	$98,908	157	$(4,704)	$3,270,047
Comprehensive Income:
Net income				581,045				581,045
Other comprehensive income					67,899			67,899
Dividends declared ($.28 per share)				(29,960)				(29,960)
Exercise of stock options	315	32	5,398			47	(2,757)	2,673
Tax benefit of stock-based awards, including excess tax benefits of $3.6 million			4,340					4,340
Stock issued for vested restricted stock, net of shares withheld for employee taxes	41	4	(2,485)			(51)	967	(1,514)
Repurchase of common stock						1,748	(77,610)	(77,610)
Stock-based compensation			18,078					18,078

Balance, September 30, 2012	107,599	10,760	236,240	3,505,295	166,807	1,901	(84,104)	3,834,998
Comprehensive Income:
Net income				736,639				736,639
Other comprehensive loss					(34,277)			(34,277)
Dividends declared ($1.30 per share)				(139,271)				(139,271)
Exercise of stock options	1,057	106	21,746			162	(8,535)	13,317
Tax benefit of stock-based awards			10,727					10,727
Stock issued for vested restricted stock, net of shares withheld for employee taxes	83	8	(3,226)			(41)	1,541	(1,677)
Stock-based compensation			23,271					23,271

Balance, September 30, 2013	108,739	10,874	288,758	4,102,663	132,530	2,022	(91,098)	4,443,727
Comprehensive Income:
Net income				708,719				708,719
Other comprehensive loss					(49,404)			(49,404)
Dividends declared ($2.625 per share)				(285,585)				(285,585)
Exercise of stock options	1,613	161	41,911			216	(18,822)	23,250
Tax benefit of stock-based awards			26,616					26,616
Stock issued for vested restricted stock, net of shares withheld for employee taxes	157	16	(16)			38	(3,049)	(3,049)
Stock-based compensation			26,703					26,703

Balance, September 30, 2014	110,509	$11,051	$383,972	$4,525,797	$83,126	2,276	$(112,969)	$4,890,977

The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows

HELMERICH & PAYNE, INC.

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
OPERATING ACTIVITIES:
Net income	$708,719	$736,639	$581,045
Adjustment for (income) loss from discontinued operations	47	(15,186)	(7,436)

Income from continuing operations	708,766	721,453	573,609
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	523,549	455,623	387,549
Amortization of debt issuance costs	400	409	315
Provision for (recovery of) bad debt	(200)	3,875	205
Stock-based compensation	26,703	23,271	18,078
Pension settlement charge	1,376	—	—
Gain on sale of investment securities	(45,234)	(162,121)	—
Income from asset sales	(19,585)	(18,923)	(19,223)
Deferred income tax expense	27,124	29,557	196,931
Other	2	2,490	—
Change in assets and liabilities:
Accounts receivable	(83,594)	(4,806)	(160,154)
Inventories	(17,375)	(12,289)	(22,170)
Prepaid expenses and other	(6,687)	5,321	(28,073)
Accounts payable	(21,082)	(52,076)	54,906
Accrued liabilities	35,845	24,259	195
Deferred income taxes	(784)	(1,673)	(180)
Other noncurrent liabilities	(10,650)	(17,371)	(1,592)

Net cash provided by operating activities from continuing operations	1,118,574	996,999	1,000,396
Net cash provided by (used in) operating activities from discontinued operations	(47)	186	(64)

Net cash provided by operating activities	1,118,527	997,185	1,000,332

INVESTING ACTIVITIES:
Capital expenditures	(952,892)	(809,066)	(1,097,680)
Proceeds from asset sales	30,770	28,026	39,894
Proceeds from sale of investments	49,205	232,221	—

Net cash used in investing activities from continuing operations	(872,917)	(548,819)	(1,057,786)
Net cash provided by investing activities from discontinued operations	—	15,000	7,500

Net cash used in investing activities	(872,917)	(533,819)	(1,050,286)

FINANCING ACTIVITIES:
Payments on long-term debt	(115,000)	(40,000)	(115,000)
Proceeds from line of credit	—	—	20,000
Payments on line of credit	—	—	(20,000)
Repurchase of common stock	—	—	(77,610)
Dividends paid	(264,386)	(93,053)	(30,049)
Exercise of stock options	23,250	13,317	2,673
Tax withholdings related to net share settlements of restricted stock	(3,049)	(1,677)	(1,514)
Excess tax benefit from stock-based compensation	26,616	9,820	3,303

Net cash used in financing activities	(332,569)	(111,593)	(218,197)

Net increase (decrease) in cash and cash equivalents	(86,959)	351,773	(268,151)
Cash and cash equivalents, beginning of period	447,868	96,095	364,246

Cash and cash equivalents, end of period	$360,909	$447,868	$96,095

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

HELMERICH & PAYNE, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of Helmerich & Payne, Inc. and its wholly-owned subsidiaries. Fiscal years of our foreign operations end on August 31 to facilitate reporting of consolidated results. There were no significant intervening events that materially affected the financial statements.

BASIS OF PRESENTATION

        We classified our former Venezuelan operation as a discontinued operation in the third quarter of fiscal 2010, as more fully described in Note 2. Unless indicated otherwise, the information in the Notes to Consolidated Financial Statements relates only to our continuing operations.

FOREIGN CURRENCIES

        The functional currency for all our foreign operations is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the period. Income statement accounts are translated at average rates for the year. Gains and losses from remeasurement of foreign currency financial statements and foreign currency translations into U.S. dollars are included in direct operating costs. Included in direct operating costs are aggregate foreign currency remeasurement and a transaction loss of $0.8 million in fiscal 2014 and transaction gains of $0.7 million and $0.3 million in fiscal 2013 and 2012, respectively.

USE OF ESTIMATES

        The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENTLY ADOPTED ACCOUNTING STANDARDS

        In October 2013, we adopted Accounting Standards Update ("ASU") 2013-02, Other Comprehensive Income. ASU 2013-02 amended Accounting Standards Codification ("ASC") 220, Comprehensive Income, and superseded and replaced ASU 2011-05, Presentation of Comprehensive Income, and ASU 2011-12, Comprehensive Income. The standard did not change the current requirements for reporting net income or other comprehensive income in the financial statements. However, the guidance does require an entity to provide enhanced disclosures to present separately by component reclassifications out of accumulated other comprehensive income. The adoption had no impact on the amount of other comprehensive income reported in the Consolidated Financial Statements.

        In April 2015, the Financial Accounting Standards Board ("FASB") issued ASU No. 2015-03 "Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs". ASU No. 2015-03 amends the FASB ASC to require that debt issuance cost be presented in the balance sheet as a direct deduction from the carrying amount of the related liability. Prior to the amendment, debt issuance costs were reported in the balance sheet as an asset. The amended guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, however,

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

we elected to early adopt effective January 1, 2015. The election requires retrospective application and represents a change in accounting principle. The ASU provides that debt issuance costs are similar to debt discounts and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. As a result of the adoption, the September 30, 2014 and 2013 Consolidated Balance Sheets are restated as follows:

	September 30, 2014
	Previously Reported	Effect of Accounting Principle Adoption	Adjusted
	(in thousands)
Consolidated Balance Sheet
Prepaid expenses and other	$81,277	$(365)	$80,912
Total current assets	1,277,366	(365)	1,277,001
Other assets	19,307	(498)	18,809
Total assets	6,721,861	(863)	6,720,998
Long-term debt due within one year less unamortized discount and debt issuance costs	40,000	(365)	39,635
Total current liabilities	507,526	(365)	507,161
Long-term debt less unamortized discount and debt issuance costs	40,000	(498)	39,502
Total noncurrent liabilities	1,323,358	(498)	1,322,860
Total liabilities and shareholders' equity	6,721,861	(863)	6,720,998

	September 30, 2013
	Previously Reported	Effect of Accounting Principle Adoption	Adjusted
	(in thousands)
Consolidated Balance Sheet
Prepaid expenses and other	$79,938	$(400)	$79,538
Total current assets	1,258,211	(400)	1,257,811
Other assets	14,359	(863)	13,496
Total assets	6,264,827	(1,263)	6,263,564
Long-term debt due within one year less unamortized discount and debt issuance costs	115,000	(400)	114,600
Total current liabilities	452,273	(400)	451,873
Long-term debt less unamortized discount and debt issuance costs	80,000	(863)	79,137
Total noncurrent liabilities	1,368,827	(863)	1,367,964
Total liabilities and shareholders' equity	6,264,827	(1,263)	6,263,564

        Amortization of debt discount and debt issuance costs has been reclassified in the accompanying Consolidated Statements of Cash Flow for September 30, 2014, 2013 and 2012 to conform to current year presentation. The amortization was previously included as a change in assets.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS

        Cash equivalents consist of investments in short-term, highly liquid securities having original maturities of three months or less. The carrying values of these assets approximate their fair values. We primarily utilize a cash management system with a series of separate accounts consisting of lockbox accounts for receiving cash, concentration accounts, and several "zero-balance" disbursement accounts for funding payroll and accounts payable. As a result of our cash management system, checks issued, but not presented to the banks for payment, may create negative book cash balances.

RESTRICTED CASH AND CASH EQUIVALENTS

        We had restricted cash and cash equivalents of $30.2 million and $25.7 million at September 30, 2014 and 2013, respectively. The cash is restricted for the purpose of potential insurance claims in our wholly-owned captive insurance company. Of the total at September 30, 2014, $2.0 million is from the initial capitalization of the captive company and management has elected to restrict an additional $28.2 million. The restricted amounts are primarily invested in short-term money market securities.

        The restricted cash and cash equivalents are reflected in the balance sheet as follows:

	September 30,
	2014	2013
	(in thousands)
Prepaid expenses and other	$28,244	$23,691
Other assets	$2,000	$2,000

INVENTORIES AND SUPPLIES

        Inventories and supplies are primarily replacement parts and supplies held for use in our drilling operations. Inventories and supplies are valued at the lower of cost (moving average or actual) or market value.

INVESTMENTS

        We maintain investments in equity securities of certain publicly traded companies. The cost of securities used in determining realized gains and losses is based on the average cost basis of the security sold.

        We regularly review investment securities for impairment based on criteria that include the extent to which the investment's carrying value exceeds its related fair value, the duration of the market decline and the financial strength and specific prospects of the issuer of the security. Unrealized losses that are other than temporary are recognized in earnings.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are stated at cost less accumulated depreciation. Substantially all property, plant and equipment are depreciated using the straight-line method based on the estimated useful lives of the assets (contract drilling equipment, 4-15 years; real estate buildings and equipment, 10-45 years; and other, 2-23 years). Depreciation in the Consolidated Statements of Income includes abandonments of $23.0 million, $9.1 million and $16.4 million for fiscal 2014, 2013 and 2012,

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

respectively. Effective September 30, 2014, we decommissioned nine idle conventional rigs. The cost of maintenance and repairs is charged to direct operating cost, while betterments and refurbishments are capitalized.

        We lease office space and equipment for use in operations. Leases are evaluated at inception or at any subsequent material modification and, depending on the lease terms, are classified as either capital leases or operating leases as appropriate under ASC 840, Leases. We do not have significant capital leases.

CAPITALIZATION OF INTEREST

        We capitalize interest on major projects during construction. Interest is capitalized based on the average interest rate on related debt. Capitalized interest for fiscal 2014, 2013 and 2012 was $7.7 million, $8.8 million and $12.9 million, respectively.

VALUATION OF LONG-LIVED ASSETS

        We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Changes that could prompt such an assessment include a significant decline in revenue or cash margin per day, extended periods of low rig utilization, changes in market demand for a specific asset, obsolescence, completion of specific contracts and/or overall general market conditions. If a review of the long-lived assets indicates that the carrying value of certain of these assets is more than the estimated undiscounted future cash flows, an impairment charge is made to adjust the carrying value down to the estimated fair value of the asset. The fair value of drilling rigs is determined based upon estimated discounted future cash flows or estimated fair market value, if available. Cash flows are estimated by management considering factors such as prospective market demand, recent changes in rig technology and its effect on each rig's marketability, any cash investment required to make a rig marketable, suitability of rig size and make up to existing platforms, and competitive dynamics including industry utilization. Fair value is estimated, if applicable, considering factors such as recent market sales of rigs of other companies and our own sales of rigs, appraisals and other factors.

SELF-INSURANCE ACCRUALS

        We have accrued a liability for estimated worker's compensation and other casualty claims incurred.

DRILLING REVENUES

        Contract drilling revenues are comprised of daywork drilling contracts for which the related revenues and expenses are recognized as services are performed and collection is reasonably assured. For certain contracts, we receive payments contractually designated for the mobilization of rigs and other drilling equipment. Mobilization payments received, and direct costs incurred for the mobilization, are deferred and recognized on a straight-line basis over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. Reimbursements received for out-of-pocket expenses are recorded as both revenues and direct costs. Reimbursements for fiscal 2014, 2013 and 2012 were $328.9 million, $332.5 million and $329.7 million, respectively. For contracts that are terminated prior

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

to the specified term, early termination payments received by us are recognized as revenues when all contractual requirements are met.

RENT REVENUES

        We enter into leases with tenants in our rental properties consisting primarily of retail and multi-tenant warehouse space. The lease terms of tenants occupying space in the retail centers and warehouse buildings generally range from three to ten years. Minimum rents are recognized on a straight-line basis over the term of the related leases. Overage and percentage rents are based on tenants' sales volume. Recoveries from tenants for property taxes and operating expenses are recognized in other operating revenues in the Consolidated Statements of Income. Our rent revenues are as follows:

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Minimum rents	$9,400	$9,009	$8,757
Overage and percentage rents	$1,090	$1,384	$1,485

        At September 30, 2014, minimum future rental income to be received on noncancelable operating leases was as follows:

Fiscal Year	Amount
(in thousands)
2015	$8,404
2016	6,839
2017	5,618
2018	4,077
2019	3,000
Thereafter	6,352

Total	$34,290

        Leasehold improvement allowances are capitalized and amortized over the lease term.

        At September 30, 2014 and 2013, the cost and accumulated depreciation for real estate properties were as follows:

	September 30,
	2014	2013
	(in thousands)
Real estate properties	$64,812	$63,542
Accumulated depreciation	(42,754)	(41,847)

	$22,058	$21,695

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

        Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of our assets and liabilities.

        We provide for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement standards prescribed in ASC 740, Income Taxes, which is more fully discussed in Note 4. Amounts for uncertain tax positions are adjusted in periods when new information becomes available or when positions are effectively settled. We recognize accrued interest related to unrecognized tax benefits in interest expense and penalties in other expense in the Consolidated Statements of Income.

EARNINGS PER SHARE

        Basic earnings per share is computed utilizing the two-class method and is calculated based on the weighted-average number of common shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted-average number of common and common equivalent shares outstanding during the periods utilizing the two-class method for stock options and nonvested restricted stock.

STOCK-BASED COMPENSATION

        We record compensation expense associated with stock options in accordance with ASC 718, Compensation—Stock Compensation. Compensation expense is determined using a fair-value-based measurement method for all awards granted. In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate, volatility, dividend yield and expected remaining term of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Stock-based compensation is recognized on a straight-line basis over the requisite service periods of the stock awards, which is generally the vesting period. Compensation expense related to stock options is recorded as a component of general and administrative expenses in the Consolidated Statements of Income.

TREASURY STOCK

        Treasury stock purchases are accounted for under the cost method whereby the cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to additional paid-in capital using the average-cost method.

COMPREHENSIVE INCOME OR LOSS

        Other comprehensive income or loss refers to revenues, expenses, gains, and losses that are included in comprehensive income or loss but excluded from net income or loss. We report the components of other comprehensive income or loss, net of tax, by their nature and disclose the tax effect allocated to each component in the Consolidated Statements of Comprehensive Income.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING STANDARDS

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes virtually all existing revenue recognition guidance. The new standard requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The provisions of ASU 2014-09 are effective for interim and annual periods beginning after December 15, 2016, and we have the option of using either a full retrospective or a modified retrospective approach when adopting this new standard. We are currently evaluating the alternative transition methods and the potential effects of the adoption of this update on our financial statements.

NOTE 2 DISCONTINUED OPERATIONS

        Current assets of discontinued operations consist of restricted cash to meet remaining current obligations within the country of Venezuela. Current and noncurrent liabilities consist of municipal and income taxes payable and social obligations due in Venezuela.

        Expenses incurred for in-country obligations are reported as discontinued operations. Included in fiscal 2013 and 2012 are proceeds from arbitration, as more fully described in Note 13.

NOTE 3 DEBT

        At September 30, 2014 and 2013, we had $40 million and $80 million, respectively, in unsecured long-term debt outstanding at rates and maturities shown in the following table:

	Principal		Unamortized Discount and Debt Issuance Costs
	September 30,
			September 30, 2014	September 30, 2013
	2014	2013
	(in thousands)
Unsecured intermediate debt issued August 15, 2002:
Series D, due August 15, 2014, 6.56%	$—	$75,000	$—	$27
Unsecured senior notes issued July 21, 2009:
Due July 21, 2014, 6.10%	—	40,000	—	145
Due July 21, 2015, 6.10%	40,000	40,000	141	145
Due July 21, 2016, 6.10%	40,000	40,000	141	146
Unsecured revolving credit facility issued May 25, 2012	—	—	581	800

	$80,000	$195,000	863	1,263
Less long-term debt due within one year	40,000	115,000	365	400

Long-term debt	$40,000	$80,000	$498	$863

        The intermediate unsecured debt outstanding at September 30, 2013 matured August 15, 2014 and was paid in full.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 3 DEBT (Continued)

        We have $80 million senior unsecured fixed-rate notes outstanding at September 30, 2014 that mature over a period from July 2015 to July 2016. Interest on the notes is paid semi-annually based on an annual rate of 6.10 percent. Annual principal repayments of $40 million are due July 2015 and July 2016. We have complied with our financial covenants which require us to maintain a funded leverage ratio of less than 55 percent and an interest coverage ratio (as defined) of not less than 2.50 to 1.00.

        We have a $300 million unsecured revolving credit facility that will mature May 25, 2017. The credit facility has $100 million available to use for letters of credit. The majority of borrowings under the facility would accrue interest at a spread over the London Interbank Offered Rate (LIBOR). We also pay a commitment fee based on the unused balance of the facility. Borrowing spreads as well as commitment fees are determined according to a scale based on a ratio of our total debt to total capitalization. The spread over LIBOR ranges from 1.125 percent to 1.75 percent per annum and commitment fees range from .15 percent to .35 percent per annum. Based on our debt to total capitalization on September 30, 2014, the spread over LIBOR and commitment fees would be 1.125 percent and .15 percent, respectively. Financial covenants in the facility require us to maintain a funded leverage ratio (as defined) of less than 50 percent and an interest coverage ratio (as defined) of not less than 3.00 to 1.00. The credit facility contains additional terms, conditions, restrictions, and covenants that we believe are usual and customary in unsecured debt arrangements for companies of similar size and credit quality. As of September 30, 2014, there were no borrowings, but there were three letters of credit outstanding in the amount of $34.2 million. At September 30, 2014, we had $265.8 million available to borrow under our $300 million unsecured credit facility.

        At September 30, 2014, we had two letters of credit outstanding, totaling $12 million that were issued to support international operations. These letters of credit were issued separately from the $300 million credit facility so they do not reduce the available borrowing capacity discussed in the previous paragraph.

        The applicable agreements for all unsecured debt described in this Note 3 contain additional terms, conditions and restrictions that we believe are usual and customary in unsecured debt arrangements for companies that are similar in size and credit quality. At September 30, 2014, we were in compliance with all debt covenants.

        At September 30, 2014, aggregate maturities of long-term debt are as follows (in thousands):

Years ending September 30,
2015	$40,000
2016	40,000

$80,000

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 4 INCOME TAXES

        The components of the provision for income taxes are as follows:

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Current:
Federal	$323,386	$315,820	$108,297
Foreign	15,841	14,551	13,201
State	21,197	32,916	10,542

	360,424	363,287	132,040

Deferred:
Federal	28,183	35,530	196,373
Foreign	(3,265)	(1,409)	(6,484)
State	2,206	(4,564)	7,042

	27,124	29,557	196,931

Total provision	$387,548	$392,844	$328,971

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 4 INCOME TAXES (Continued)

        The amounts of domestic and foreign income before income taxes are as follows:

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Domestic	$1,061,006	$1,071,435	$886,484
Foreign	35,308	42,862	16,096

	$1,096,314	$1,114,297	$902,580

        Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. Recoverability of any tax assets are evaluated and necessary allowances are provided. The carrying value of the net deferred tax assets is based on management's judgments using certain estimates and assumptions that we will be able to generate sufficient future taxable income in certain tax jurisdictions to realize the benefits of such assets. If these estimates and related assumptions change in the future, additional valuation allowances may be recorded against the deferred tax assets resulting in additional income tax expense in the future.

        The components of our net deferred tax liabilities are as follows:

	September 30,
	2014	2013
	(in thousands)
Deferred tax liabilities:
Property, plant and equipment	$1,187,774	$1,161,134
Available-for-sale securities	83,787	117,567
Other	67	55

Total deferred tax liabilities	1,271,628	1,278,756

Deferred tax assets:
Pension reserves	1,370	2,146
Self-insurance reserves	10,311	8,357
Net operating loss and foreign tax credit carryforwards	48,285	54,867
Financial accruals	52,289	48,963
Other	8,332	7,487

Total deferred tax assets	120,587	121,820
Valuation allowance	47,699	49,631

Net deferred tax assets	72,888	72,189

Net deferred tax liabilities	$1,198,740	$1,206,567

        The change in our net deferred tax assets and liabilities is impacted by foreign currency remeasurement.

        As of September 30, 2014, we had state and foreign net operating loss carryforwards for income tax purposes of $7.4 million and $24.6 million, respectively, and foreign tax credit carryforwards of approximately $49.9 million (of which $39.2 million is reflected as a deferred tax asset in our Consolidated Financial Statements prior to consideration of our valuation allowance) which will expire

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 4 INCOME TAXES (Continued)

in fiscal 2015 through 2024. The valuation allowance is primarily attributable to state and foreign net operating loss carryforwards of $0.5 million and $7.9 million, respectively, and foreign tax credit carryforwards of $39.2 million which more likely than not will not be utilized.

        Effective income tax rates as compared to the U.S. Federal income tax rate are as follows:

	Years Ended September 30,
	2014	2013	2012
U.S. Federal income tax rate	35.0%	35.0%	35.0%
Effect of foreign taxes	1.2	1.1	0.7
State income taxes, net of federal tax benefit	1.4	1.5	1.4
U.S. domestic production activities	(2.6)	(2.1)	(1.1)
Other	0.4	(0.2)	0.4

Effective income tax rate	35.4%	35.3%	36.4%

        We recognize accrued interest related to unrecognized tax benefits in interest expense, and penalties in other expense in the Consolidated Statements of Income. As of September 30, 2014 and 2013, we had accrued interest and penalties of $6.4 million and $5.2 million, respectively.

        A reconciliation of the change in our gross unrecognized tax benefits for the fiscal year ended September 30, 2014 and 2013 is as follows:

	September 30,
	2014	2013
	(in thousands)
Unrecognized tax benefits at October 1,	$8,129	$8,438
Gross decreases—tax positions in prior periods	(4)	(914)
Gross increases—tax positions in prior periods	4,293	1,896
Gross decreases—current period effect of tax positions	(836)	(437)
Gross increases—current period effect of tax positions	4	147
Expiration of statute of limitations for assessments	(533)	(562)
Settlements	(306)	(439)

Unrecognized tax benefits at September 30,	$10,747	$8,129

        As of September 30, 2014 and September 30, 2013, our liability for unrecognized tax benefits includes $2.9 million and $0.1 million, respectively, of unrecognized tax benefits related to discontinued operations that, if recognized, would not affect the effective tax rate. The remaining unrecognized tax benefit would affect the effective tax rate if recognized. The liabilities for unrecognized tax benefits and related interest and penalties are included in other noncurrent liabilities in our Consolidated Balance Sheets.

        For the next 12 months, we cannot predict with certainty whether we will achieve ultimate resolution of any uncertain tax position associated with our international operations that could result in increases or decreases of our unrecognized tax benefits. However, we believe it is reasonably possible that the reserve for uncertain tax positions may increase by approximately $8.6 million to $11.2 million

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 4 INCOME TAXES (Continued)

during the next 12 months due to an international matter. We provided for uncertain tax positions of $3.5 million related to discontinued operations during the twelve months ended September 30, 2014.

        We file a consolidated U.S. federal income tax return, as well as income tax returns in various states and foreign jurisdictions. The tax years that remain open to examination by U.S. federal and state jurisdictions include fiscal 2010 through 2013, with the exception of jurisdictions currently under audit. Audits in foreign jurisdictions are generally complete through fiscal 2001.

        On September 13, 2013, the IRS issued final regulations providing guidance on the treatment of amounts paid to acquire, produce or improve tangible property and proposed regulations providing guidance on the dispositions of such property. The implementation date for these regulations is tax years beginning on or after January 1, 2014. Changes for tax treatment elected by us or required by the regulations will generally be effective prospectively; however, implementation of many of the regulations' provisions will require a calculation of the cumulative effect of the changes on prior years, and it is expected that such amount will have to be included in the determination of our taxable income in fiscal 2015, or possibly over a four-year period beginning in fiscal 2015. Since the changes will affect the timing for deducting expenditures for tax purposes, the impact of implementation will be reflected in the amount of income taxes payable or receivable, cash flows from operations and deferred taxes beginning in fiscal 2015, with no net tax provision effect. At this time we estimate the impact of implementing the regulations to be immaterial to the deferred tax balances for all years presented.

NOTE 5 SHAREHOLDERS' EQUITY

        On September 30, 2014, we had 108,232,284 outstanding preferred stock purchase rights ("Rights") pursuant to the terms of the Rights Agreement dated January 8, 1996, as amended by Amendment No. 1 dated December 8, 2005. As adjusted for the two-for-one stock splits in fiscal 1998 and fiscal 2006, and as long as the Rights are not separately transferable, one-half Right attaches to each share of our common stock. Under the terms of the Rights Agreement each Right entitles the holder thereof to purchase one full unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock ("Preferred Stock"), without par value, at a price of $250 per unit. The exercise price and the number of units of Preferred Stock issuable on exercise of the Rights are subject to adjustment in certain cases to prevent dilution. The Rights will be attached to the common stock certificates and are not exercisable or transferable apart from the common stock, until ten business days after a person acquires 15 percent or more of the outstanding common stock or ten business days following the commencement of a tender offer or exchange offer that would result in a person owning 15 percent or more of the outstanding common stock. In that event, each holder of a Right (other than the acquiring person) shall have the right to receive, upon exercise of the Right, common stock of the Company having a value equal to two times the exercise price of the Right. In the event we are acquired in a merger or certain other business combination transactions (including one in which we are the surviving corporation), or more than 50 percent of our assets or earning power is sold or transferred, each holder of a Right shall have the right to receive, upon exercise of the Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights are redeemable under certain circumstances at $0.01 per Right and will expire, unless earlier redeemed, on January 31, 2016.

        The Company has authorization from the Board of Directors for the repurchase of up to four million common shares in any calendar year. The repurchases may be made using our cash and cash

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 5 SHAREHOLDERS' EQUITY (Continued)

equivalents or other available sources. During fiscal 2012, we purchased 1,747,819 common shares at an aggregate cost of $77.6 million, which are held as treasury shares. We had no purchases of common shares in fiscal 2013 and fiscal 2014. Subsequent to September 30, 2014, we purchased 414,992 common shares at an aggregate cost of $32.3 million, which will be held as treasury shares.

ACCUMULATED OTHER COMPREHENSIVE INCOME

        Components of accumulated other comprehensive income were as follows:

	September 30,
	2014	2013	2012
	(in thousands)
Pre-tax amounts:
Unrecognized appreciation on securities	$157,838	$237,214	$304,396
Unrecognized actuarial loss	(23,405)	(19,210)	(37,173)

	$134,433	$218,004	$267,223

After-tax amounts:
Unrecognized appreciation on securities	$97,418	$144,161	$189,851
Unrecognized actuarial loss	(14,292)	(11,631)	(23,044)

	$83,126	$132,530	$166,807

        The following is a summary of the changes in accumulated other comprehensive income (loss), net of tax, by component for the year ended September 30, 2014:

	Unrealized Appreciation (Depreciation) on Available-for-sale Securities	Defined Benefit Pension Plan	Total
	(in thousands)
Balance September 30, 2013	$144,161	$(11,631)	$132,530
Other comprehensive loss before reclassifications	(19,006)	—	(19,006)
Amounts reclassified from accumulated other comprehensive income (loss)	(27,737)	(2,661)	(30,398)

Net current-period other comprehensive income (loss)	(46,743)	(2,661)	(49,404)

Balance September 30, 2014	$97,418	$(14,292)	$83,126

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 5 SHAREHOLDERS' EQUITY (Continued)

        The following provides detail about accumulated other comprehensive income (loss) components which were reclassified to the Consolidated Statement of Income during the year ended September 30, 2014:

Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected line item in the Consolidated Statement of Income
	(in thousands)
Unrealized gains on available-for-sale securities	$(45,234)	Gain on sale of investment securities
	17,497	Income tax provision

	$(27,737)	Net of tax

Defined Benefit Pension Items
Amortization of net actuarial loss	$(4,196)	General and administrative
	1,535	Income tax provision

	$(2,661)	Net of tax

Total reclassifications for the period	$(30,398)

NOTE 6 STOCK-BASED COMPENSATION

        On March 2, 2011, the 2010 Long-Term Incentive Plan (the "2010 Plan") was approved by our stockholders. The 2010 Plan, among other things, authorizes the Human Resources Committee of the Board of Directors to grant nonqualified stock options, restricted stock awards and stock appreciation rights to selected employees and to non-employee Directors. Restricted stock may be granted for no consideration other than prior and future services. The purchase price per share for stock options may not be less than market price of the underlying stock on the date of grant. Stock options expire 10 years after the grant date. We have the right to satisfy option exercises from treasury shares and from authorized but unissued shares. There were 261,438 nonqualified stock options and 230,375 shares of restricted stock awards granted under the 2010 Plan during fiscal 2014. Awards outstanding in the 2005 Long-Term Incentive Plan (the "2005 Plan") and one prior equity plan remain subject to the terms and conditions of those plans.

        A summary of compensation cost for stock-based payment arrangements recognized in general and administrative expense in fiscal 2014, 2013 and 2012 is as follows:

	September 30,
	2014	2013	2012
	(in thousands)
Compensation expense
Stock options	$11,268	$11,512	$9,791
Restricted stock	15,435	11,759	8,287

	$26,703	$23,271	$18,078

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 6 STOCK-BASED COMPENSATION (Continued)

        Benefits of tax deductions in excess of recognized compensation cost of $26.6 million, $9.8 million and $3.3 million are reported as a financing cash flow in the Consolidated Statements of Cash Flows for fiscal 2014, 2013 and 2012, respectively.

STOCK OPTIONS

        Vesting requirements for stock options are determined by the Human Resources Committee of our Board of Directors. Options currently outstanding began vesting one year after the grant date with 25 percent of the options vesting for four consecutive years.

        We use the Black-Scholes formula to estimate the fair value of stock options granted to employees. The fair value of the options is amortized to compensation expense on a straight-line basis over the requisite service periods of the stock awards, which are generally the vesting periods. The weighted-average fair value calculations for options granted within the fiscal period are based on the following weighted-average assumptions set forth in the table below. Options that were granted in prior periods are based on assumptions prevailing at the date of grant.

	2014	2013	2012
Risk-free interest rate	1.6%	0.7%	1.0%
Expected stock volatility	52.6%	53.9%	53.3%
Dividend yield	3.1%	1.1%	0.4%
Expected term (in years)	5.5	5.5	5.5

        Risk-Free Interest Rate.    The risk-free interest rate is based on U.S. Treasury securities for the expected term of the option.

        Expected Volatility Rate.    Expected volatilities are based on the daily closing price of our stock based upon historical experience over a period which approximates the expected term of the option.

        Expected Dividend Yield.    The dividend yield is based on our current dividend yield.

        Expected Term.    The expected term of the options granted represents the period of time that they are expected to be outstanding. We estimate the expected term of options granted based on historical experience with grants and exercises.

        Based on these calculations, the weighted-average fair value per option granted to acquire a share of common stock was $29.44, $23.80 and $27.75 per share for fiscal 2014, 2013 and 2012, respectively.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 6 STOCK-BASED COMPENSATION (Continued)

        The following summary reflects the stock option activity for our common stock and related information for fiscal 2014, 2013 and 2012 (shares in thousands):

	2014		2013		2012
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
Outstanding at October 1,	3,991	$34.12	4,690	$29.56	4,589	$25.84
Granted	261	79.67	365	54.18	456	59.68
Exercised	(1,613)	26.08	(1,057)	20.68	(314)	17.24
Forfeited/Expired	(10)	68.82	(7)	52.32	(41)	42.21

Outstanding on September 30,	2,629	$43.46	3,991	$34.12	4,690	$29.56

Exercisable on September 30,	1,884	$35.93	3,063	$28.48	3,575	$24.66

Shares available to grant	3,432		4,116		5,082

        The following table summarizes information about stock options at September 30, 2014 (shares in thousands):

	Outstanding Stock Options			Exercisable Stock Options
Range of Exercise Prices	Options	Weighted-Average Remaining Life	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
$16.01 to $35.105	1,108	2.7	$27.00	1,108	$27.00
$38.015 to $54.18	896	6.6	$46.74	574	$43.36
$59.76 to $79.67	625	8.0	$67.91	202	$63.76

$16.01 to $79.67	2,629	5.3	$43.46	1,884	$35.93

        At September 30, 2014, the weighted-average remaining life of exercisable stock options was 4.2 years and the aggregate intrinsic value was $116.7 million with a weighted-average exercise price of $35.93 per share.

        The number of options vested or expected to vest at September 30, 2014 was 2,623,688 with an aggregate intrinsic value of $142.8 million and a weighted-average exercise price of $43.43 per share.

        As of September 30, 2014, the unrecognized compensation cost related to the stock options was $7.6 million. That cost is expected to be recognized over a weighted-average period of 2.3 years.

        The total intrinsic value of options exercised during fiscal 2014, 2013 and 2012 was $100.9 million, $40.4 million and $12.0 million, respectively.

        The grant date fair value of shares vested during fiscal 2014, 2013 and 2012 was $8.8 million, $9.3 million and $8.1 million, respectively.

RESTRICTED STOCK

        Restricted stock awards consist of our common stock and are time-vested over three to six years. We recognize compensation expense on a straight-line basis over the vesting period. The fair value of restricted stock awards under the 2010 Plan is determined based on the closing price of our shares on the grant date. As of September 30, 2014, there was $20.0 million of total unrecognized compensation

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 6 STOCK-BASED COMPENSATION (Continued)

cost related to unvested restricted stock awards. That cost is expected to be recognized over a weighted-average period of 2.3 years.

        A summary of the status of our restricted stock awards as of September 30, 2014, and of changes in restricted stock outstanding during the fiscal years ended September 30, 2014, 2013 and 2012, is as follows (shares in thousands):

	2014		2013		2012
	Shares	Weighted-Average Grant Date Fair Value per Share	Shares	Weighted-Average Grant Date Fair Value per Share	Shares	Weighted-Average Grant Date Fair Value per Share
Outstanding at October 1,	576	$55.17	430	$52.52	323	$42.38
Granted	230	79.67	307	54.18	244	59.76
Vested (1)	(157)	54.08	(155)	45.88	(119)	40.21
Forfeited/Expired	(15)	67.92	(6)	54.67	(18)	49.75

Outstanding on September 30,	634	$64.03	576	$55.17	430	$52.52

(1)
The number of restricted stock awards vested includes shares that we withheld on behalf of our employees to satisfy the statutory tax withholding requirements.

NOTE 7 EARNINGS PER SHARE

        ASC 260, Earnings per Share, requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. We have granted and expect to continue to grant to employees restricted stock grants that contain non-forfeitable rights to dividends. Such grants are considered participating securities under ASC 260. As such, we are required to include these grants in the calculation of our basic earnings per share and calculate basic earnings per share using the two-class method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings.

        Basic earnings per share is computed utilizing the two-class method and is calculated based on weighted-average number of common shares outstanding during the periods presented.

        Diluted earnings per share is computed using the weighted-average number of common and common equivalent shares outstanding during the periods utilizing the two-class method for stock options and nonvested restricted stock.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 7 EARNINGS PER SHARE (Continued)

        The following table sets forth the computation of basic and diluted earnings per share:

	September 30,
	2014	2013	2012
	(in thousands)
Numerator:
Income from continuing operations	$708,766	$721,453	$573,609
Income (loss) from discontinued operations	(47)	15,186	7,436

Net income	708,719	736,639	581,045
Adjustment for basic earnings per share
Earnings allocated to unvested shareholders	(4,145)	(3,842)	(2,246)

Numerator for basic earnings per share:
From continuing operations	704,621	717,611	571,363
From discontinued operations	(47)	15,186	7,436

	704,574	732,797	578,799
Adjustment for diluted earnings per share:
Effect of reallocating undistributed earnings of unvested shareholders	30	46	31
Numerator for diluted earnings per share:
From continuing operations	704,651	717,657	571,394
From discontinued operations	(47)	15,186	7,436

	$704,604	$732,843	$578,830

Denominator:
Denominator for basic earnings per share—weighted-average shares	107,800	106,286	106,819
Effect of dilutive shares from stock options and restricted stock	1,341	1,593	1,558

Denominator for diluted earnings per share—adjusted weighted-average shares	109,141	107,879	108,377

Basic earnings per common share:
Income from continuing operations	$6.54	$6.75	$5.35
Income from discontinued operations	—	0.14	0.07

Net income	$6.54	$6.89	$5.42

Diluted earnings per common share:
Income from continuing operations	$6.46	$6.65	$5.27
Income from discontinued operations	—	0.14	0.07

Net income	$6.46	$6.79	$5.34

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 7 EARNINGS PER SHARE (Continued)

        The following shares attributable to outstanding equity awards were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive:

	2014	2013	2012
	(in thousands, except per share amounts)
Shares excluded from calculation of diluted earnings per share	215	743	446
Weighted-average price per share	$79.67	$57.27	$59.68

NOTE 8 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENT

        The estimated fair value of our available-for-sale securities is primarily based on market quotes. The following is a summary of available-for-sale securities, which excludes assets held in a Non-qualified Supplemental Savings Plan:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands)
Equity Securities:
September 30, 2014	$64,462	$157,838	$—	$222,300
September 30, 2013	$68,434	$237,214	$—	$305,648

        On an on-going basis, we evaluate the marketable equity securities to determine if a decline in fair value below cost is other-than-temporary. If a decline in fair value below cost is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis established. We review several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, (i) the length of time a security is in an unrealized loss position, (ii) the extent to which fair value is less than cost, (iii) the financial condition and near term prospects of the issuer and (iv) our intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. The cost of securities used in determining realized gains and losses is based on the average cost basis of the security sold.

        During fiscal 2014, marketable equity available-for-sale securities with a fair value at the date of sales of $49.2 million were sold. The gross realized gain on the sales of available-for-sale securities totaled $45.2 million. During fiscal 2013, marketable equity available-for-sale securities with a fair value at the date of sale of $214.1 million were sold. The gross realized gain on such sales of available-for-sale securities totaled $153.4 million. We had no sales of marketable equity available-for-sale securities in fiscal 2012. All of the gains from available-for-sale securities are included in gain from sale of investment securities in the Consolidated Statements of Income.

        During fiscal 2013, we sold our shares in three limited partnerships that were primarily invested in international equities and carried at a cost of $9.4 million, realizing a gain of $8.8 million that is included in gain from sale of investment securities in the Consolidated Statements of Income. We no longer have any investments in limited partnerships.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 8 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENT (Continued)

        The assets held in a Non-qualified Supplemental Savings Plan are carried at fair market value which totaled $14.3 million and $10.5 million at September 30, 2014 and 2013, respectively. The assets are comprised of mutual funds that are measured using Level 1 inputs.

        The majority of cash equivalents are invested in highly-liquid money-market mutual funds invested primarily in direct or indirect obligations of the U.S. Government. The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of those investments.

        The carrying value of other assets, accrued liabilities and other liabilities approximated fair value at September 30, 2014 and 2013.

        ASC 820 defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." ASC 820 establishes a fair value hierarchy to prioritize the inputs used in valuation techniques into three levels as follows:

  •
  Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities in active markets.

  •
  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—Valuations based on inputs that are unobservable and not corroborated by market data.

        At September 30, 2014, our financial assets utilizing Level 1 inputs include cash equivalents, equity securities with active markets and money market funds we have elected to classify as restricted assets that are included in other current assets and other assets. Also included is cash denominated in a foreign currency we have elected to classify as restricted that is included in current assets of discontinued operations and limited to remaining liabilities of discontinued operations. For these items, quoted current market prices are readily available.

        At September 30, 2014, Level 2 inputs include a bank certificate of deposit, which is included in current assets.

        Currently, we do not have any financial instruments utilizing Level 3 inputs.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 8 FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENT (Continued)

        The following table summarizes our assets measured at fair value on a recurring basis presented in our Consolidated Balance Sheets as of September 30, 2014:

	Total Measured at Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Assets:
Cash and cash equivalents	$360,909	$360,909	$—	$—
Investments	222,300	222,300	—	—
Other current assets	35,450	35,200	250	—
Other assets	2,000	2,000	—	—

Total assets measured at fair value	$620,659	$620,409	$250	$—

        The following information presents the supplemental fair value information about long-term fixed-rate debt at September 30, 2014 and September 30, 2013.

	September 30,
	2014 (as adjusted)	2013 (as adjusted)
	(in millions)
Carrying value of long-term fixed-rate debt	$79.0	$193.7
Fair value of long-term fixed-rate debt	$84.3	$205.4

        The fair value for fixed-rate debt was estimated using discounted cash flows at rates reflecting current interest rates at similar maturities plus credit spread which was estimated using the outstanding market information on debt instruments with a similar credit profile to us. The debt was valued using a Level 2 input.

NOTE 9 EMPLOYEE BENEFIT PLANS

        We maintain a domestic noncontributory defined benefit pension plan covering certain U.S. employees who meet certain age and service requirements. In July 2003, we revised the Helmerich & Payne, Inc. Employee Retirement Plan ("Pension Plan") to close the Pension Plan to new participants effective October 1, 2003, and reduce benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the Pension Plan was frozen.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 9 EMPLOYEE BENEFIT PLANS (Continued)

        The following table provides a reconciliation of the changes in the pension benefit obligations and fair value of Pension Plan assets over the two-year period ended September 30, 2014 and a statement of the funded status as of September 30, 2014 and 2013:

	2014	2013
	(in thousands)
Accumulated Benefit Obligation	$111,108	$102,680
Changes in projected benefit obligations
Projected benefit obligation at beginning of year	$102,680	$112,062
Interest cost	4,763	4,339
Actuarial (gain) loss	10,787	(9,320)
Benefits paid	(7,122)	(4,401)

Projected benefit obligation at end of year	$111,108	$102,680

Change in plan assets
Fair value of plan assets at beginning of year	$96,818	$86,718
Actual return on plan assets	11,132	12,369
Employer contribution	7,329	2,132
Benefits paid	(7,122)	(4,401)

Fair value of plan assets at end of year	$108,157	$96,818

Funded status of the plan at end of year	$(2,951)	$(5,862)

        The amounts recognized in the Consolidated Balance Sheets are as follows (in thousands):

Accrued liabilities	$(62)	$(145)
Noncurrent liabilities—other	(2,889)	(5,717)

Net amount recognized	$(2,951)	$(5,862)

        The amounts recognized in Accumulated Other Comprehensive Income at September 30, 2014 and 2013, and not yet reflected in net periodic benefit cost, are as follows (in thousands):

Net actuarial loss	$(23,405)	$(19,210)

        The amount recognized in Accumulated Other Comprehensive Income and not yet reflected in periodic benefit cost expected to be amortized in next year's periodic benefit cost is a net actuarial loss of $1.2 million.

        The weighted average assumptions used for the pension calculations were as follows:

	Years Ended September 30,
	2014	2013	2012
Discount rate for net periodic benefit costs	4.80%	4.06%	4.33%
Discount rate for year-end obligations	4.32%	4.80%	4.06%
Expected return on plan assets	6.61%	7.06%	7.16%

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 9 EMPLOYEE BENEFIT PLANS (Continued)

        The mortality table issued by the Society of Actuaries in October 2014 was used for the September 30, 2014 pension calculation. The new mortality information reflects improved life expectancies and projected mortality improvements.

        We contributed $7.3 million to the Pension Plan in fiscal 2014 to fund distributions in lieu of liquidating pension assets. We estimate contributing at least $0.1 million in fiscal 2015 to meet the minimum contribution required by law and may make additional contributions in fiscal 2015 if needed to fund unexpected distributions.

        Components of the net periodic pension expense (benefit) were as follows:

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Interest cost	$4,763	$4,339	$4,498
Expected return on plan assets	(6,789)	(6,099)	(5,463)
Amortization of prior service cost	—	1	2
Recognized net actuarial loss	873	2,372	3,567
Settlement	1,376	—	—

Net pension expense (benefit)	$223	$613	$2,604

        We record settlement expense when benefit payments exceed the total annual service and interest costs.

        The following table reflects the expected benefits to be paid from the Pension Plan in each of the next five fiscal years, and in the aggregate for the five years thereafter (in thousands).

Years Ended September 30,
2015	2016	2017	2018	2019	2020 - 2024	Total
$5,510	$6,416	$5,642	$6,999	$7,559	$36,032	$68,158

        Included in the Pension Plan is an unfunded supplemental executive retirement plan.

INVESTMENT STRATEGY AND ASSET ALLOCATION

        Our investment policy and strategies are established with a long-term view in mind. The investment strategy is intended to help pay the cost of the Plan while providing adequate security to meet the benefits promised under the Plan. We maintain a diversified asset mix to minimize the risk of a material loss to the portfolio value that might occur from devaluation of any single investment. In determining the appropriate asset mix, our financial strength and ability to fund potential shortfalls are considered. Plan assets are invested in portfolios of diversified public-market equity securities and fixed income securities. The Plan does not directly hold securities of the Company.

        The expected long-term rate of return on Plan assets is based on historical and projected rates of return for current and planned asset classes in the Plan's investment portfolio after analyzing historical experience and future expectations of the return and volatility of various asset classes.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 9 EMPLOYEE BENEFIT PLANS (Continued)

        The target allocation for 2015 and the asset allocation for the Pension Plan at the end of fiscal 2014 and 2013, by asset category, follows:

	Target Allocation	Percentage of Plan Assets At September 30,
Asset Category	2015	2014	2013
U.S. equities	55%	61%	58%
International equities	15	12	13
Fixed income	27	25	27
Real estate and other	3	2	2

Total	100%	100%	100%

PLAN ASSETS

        The fair value of Plan assets at September 30, 2014 and 2013, summarized by level within the fair value hierarchy described in Note 8, are as follows:

	Fair Value as of September 30, 2014
	Total	Level 1	Level 2	Level 3
	(in thousands)
Short-term investments	$2,250	$2,250	$—	$—
Mutual funds:
Domestic stock funds	55,054	55,054	—	—
Bond funds	24,722	24,722	—	—
International stock funds	8,731	8,731	—	—

Total mutual funds	88,507	88,507	—	—
Domestic common stock	15,733	15,733	—	—
Foreign equity stock	1,366	1,366	—	—
Oil and gas properties	301	—	—	301

Total	$108,157	$107,856	$—	$301

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 9 EMPLOYEE BENEFIT PLANS (Continued)

	Fair Value as of September 30, 2013
	Total	Level 1	Level 2	Level 3
	(in thousands)
Short-term investments	$1,983	$1,983	$—	$—
Mutual funds:
Domestic stock funds	44,129	44,129	—	—
Bond funds	23,749	23,749	—	—
International stock funds	12,519	12,519	—	—

Total mutual funds	80,397	80,397	—	—
Domestic common stock	12,998	12,998	—	—
Foreign equity stock	1,153	1,153	—	—
Oil and gas properties	287	—	—	287

Total	$96,818	$96,531	$—	$287

        The Plan's financial assets utilizing Level 1 inputs are valued based on quoted prices in active markets for identical securities. The Plan has no assets utilizing Level 2. The Plan's assets utilizing Level 3 inputs consist of oil and gas properties. The fair value of oil and gas properties is determined by Wells Fargo Bank, N.A., based upon actual revenue received for the previous twelve-month period and experience with similar assets.

        The following table sets forth a summary of changes in the fair value of the Plan's Level 3 assets for the years ended September 30, 2014 and 2013:

	Oil and Gas Properties
	Years Ended September 30,
	2014	2013
	(in thousands)
Balance, beginning of year	$287	$299
Unrealized gains (losses) relating to property still held at the reporting date	14	(12)

Balance, end of year	$301	$287

DEFINED CONTRIBUTION PLAN

        Substantially all employees on the United States payroll may elect to participate in the 401(k)/Thrift Plan by contributing a portion of their earnings. We contribute an amount equal to 100 percent of the first five percent of the participant's compensation subject to certain limitations. The annual expense incurred for this defined contribution plan was $32.3 million, $28.3 million and $26.7 million in fiscal 2014, 2013 and 2012, respectively.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 10 SUPPLEMENTAL BALANCE SHEET INFORMATION

        The following reflects the activity in our reserve for bad debt for 2014, 2013 and 2012:

	September 30,
	2014	2013	2012
	(in thousands)
Reserve for bad debt:
Balance at October 1,	$4,795	$942	$776
Provision for (recovery of) bad debt	(200)	3,875	205
Write-off of bad debt	2	(22)	(39)

Balance at September 30,	$4,597	$4,795	$942

        Prepaid expenses and other current assets, accrued liabilities and long-term liabilities at September 30 consist of the following:

	September 30,
	2014 (as adjusted)	2013 (as adjusted)
	(in thousands)
Prepaid expenses and other current assets:
Restricted cash	$28,244	$23,691
Prepaid insurance	13,316	14,250
Deferred mobilization	20,133	11,395
Income tax asset	—	9,322
Prepaid value added tax	434	5,004
Other	18,785	15,876

Total prepaid expenses and other current assets	$80,912	$79,538

Accrued liabilities:
Accrued operating costs	$91,408	$30,169
Payroll and employee benefits	88,128	71,658
Taxes payable, other than income tax	42,538	38,328
Accrued income taxes	10,611	—
Deferred mobilization	18,103	12,235
Self-insurance liabilities	8,118	7,028
Deferred income	3,144	11,663
Other	20,228	18,603

Total accrued liabilities	$282,278	$189,684

Noncurrent liabilities—Other:
Pension and other non-qualified retirement plans	$25,305	$23,404
Self-insurance liabilities	13,476	12,207
Deferred mobilization	3,818	8,067
Deferred income	—	1,781
Uncertain tax positions including interest and penalties	13,239	12,844
Other	8,272	7,048

Total noncurrent liabilities—other	$64,110	$65,351

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 11 SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Cash payments:
Interest paid, net of amounts capitalized	$5,374	$6,991	$10,711
Income taxes paid	$317,599	$363,326	$144,959

        Capital expenditures on the Consolidated Statements of Cash Flows for the years ended September 30, 2014, 2013 and 2012 do not include additions which have been incurred but not paid for as of the end of the year. The following table reconciles total capital expenditures incurred to total capital expenditures in the Consolidated Statements of Cash Flows:

	September 30,
	2014	2013	2012
	(in thousands)
Capital expenditures incurred	$1,047,176	$791,741	$1,082,678
Additions incurred prior year but paid for in current year	29,264	46,589	61,591
Additions incurred but not paid for as of the end of the year	(123,548)	(29,264)	(46,589)

Capital expenditures per Consolidated Statements of Cash Flows	$952,892	$809,066	$1,097,680

NOTE 12 RISK FACTORS

CONCENTRATION OF CREDIT

        Financial instruments which potentially subject us to concentrations of credit risk consist primarily of temporary cash investments, short-term investments and trade receivables. We place temporary cash investments in the U.S. with established financial institutions and invest in a diversified portfolio of highly rated, short-term money market instruments. Our trade receivables, primarily with established companies in the oil and gas industry, may impact credit risk as customers may be similarly affected by prolonged changes in economic and industry conditions. International sales also present various risks including governmental activities that may limit or disrupt markets and restrict the movement of funds. Most of our international sales, however, are to large international or government-owned national oil companies. We perform ongoing credit evaluations of customers and do not typically require collateral in support for trade receivables. We provide an allowance for doubtful accounts, when necessary, to cover estimated credit losses. Such an allowance is based on management's knowledge of customer accounts.

VOLATILITY OF MARKET

        Our operations can be materially affected by oil and gas prices. Oil and natural gas prices have been historically volatile and difficult to predict. While current energy prices are important contributors to positive cash flow for customers, expectations about future prices and price volatility are generally more important for determining a customer's future spending levels. This volatility, along with the

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 12 RISK FACTORS (Continued)

difficulty in predicting future prices, can lead many exploration and production companies to base their capital spending on much more conservative estimates of commodity prices. As a result, demand for contract drilling services is not always purely a function of the movement of commodity prices.

        In addition, customers may finance their exploration activities through cash flow from operations, the incurrence of debt or the issuance of equity. Any deterioration in the credit and capital markets may cause difficulty for customers to obtain funding for their capital needs. A reduction of cash flow resulting from declines in commodity prices or a reduction of available financing may result in a reduction in customer spending and the demand for drilling services. This reduction in spending could have a material adverse effect on our operations.

SELF-INSURANCE

        We self-insure a significant portion of expected losses relating to worker's compensation, general liability and automobile liability. Generally, deductibles range from $1 million to $3 million per occurrence depending on the coverage and whether a claim occurs outside or inside of the United States. Insurance is purchased over deductibles to reduce our exposure to catastrophic events. Estimates are recorded for incurred outstanding liabilities for worker's compensation, general liability claims and claims that are incurred but not reported. Estimates are based on adjusters' estimates, historic experience and statistical methods that we believe are reliable. Nonetheless, insurance estimates include certain assumptions and management judgments regarding the frequency and severity of claims, claim development and settlement practices. Unanticipated changes in these factors may produce materially different amounts of expense that would be reported under these programs.

        We have a wholly-owned captive insurance company which finances a significant portion of the physical damage risk on company-owned drilling rigs as well as international casualty deductibles.

INTERNATIONAL DRILLING OPERATIONS

        International drilling operations may significantly contribute to our revenues and net operating income. There can be no assurance that we will be able to successfully conduct such operations, and a failure to do so may have an adverse effect on our financial position, results of operations, and cash flows. Also, the success of our international operations will be subject to numerous contingencies, some of which are beyond management's control. These contingencies include general and regional economic conditions, fluctuations in currency exchange rates, modified exchange controls, changes in international regulatory requirements and international employment issues, risk of expropriation of real and personal property and the burden of complying with foreign laws. Additionally, in the event that extended labor strikes occur or a country experiences significant political, economic or social instability, we could experience shortages in labor and/or material and supplies necessary to operate some of our drilling rigs, thereby potentially causing an adverse material effect on our business, financial condition and results of operations.

        We are not operating in any country that is currently considered highly inflationary, which is defined as cumulative inflation rates exceeding 100 percent in the most recent three-year period. All of our foreign subsidiaries use the U.S. dollar as the functional currency and local currency monetary assets are remeasured into U.S. dollars with gains and losses resulting from foreign currency transactions included in current results of operations. As such, if a foreign economy is considered highly inflationary, there would be no impact on the Consolidated Financial Statements.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 12 RISK FACTORS (Continued)

        Because of the impact of local laws, our future operations in certain areas may be conducted through entities in which local citizens own interests and through entities (including joint ventures) in which we hold only a minority interest or pursuant to arrangements under which we conduct operations under contract to local entities. While we believe that neither operating through such entities nor pursuant to such arrangements would have a material adverse effect on our operations or revenues, there can be no assurance that we will in all cases be able to structure or restructure our operations to conform to local law (or the administration thereof) on terms acceptable to us.

NOTE 13 COMMITMENTS AND CONTINGENCIES

PURCHASE OBLIGATIONS

        During fiscal 2014, we announced agreements to build and operate 83 new FlexRigs in the U.S. Subsequent to September 30, 2014, we announced agreements to build and operate six new FlexRigs in the U.S. As of November 13, 2014, 41 new FlexRigs with customer commitments remained under construction. During construction, rig construction cost is included in construction in progress and then transferred to contract drilling equipment when the rig is placed in the field for service. Equipment, parts and supplies are ordered in advance to promote efficient construction progress. At September 30, 2014, we had purchase orders outstanding of approximately $412.9 million for the purchase of drilling equipment.

LEASES

        At September 30, 2014, we were leasing approximately 204,000 square feet of office space near downtown Tulsa, Oklahoma. We also lease other office space and equipment for use in operations. For operating leases that contain built-in pre-determined rent escalations, rent expense is recognized on a straight-line basis over the life of the lease. Leasehold improvements are capitalized and amortized over the lease term. Future minimum rental payments required under operating leases having initial or remaining non-cancelable lease terms in excess of a year at September 30, 2014 are as follows:

Fiscal Year	Amount
(in thousands)
2015	$7,658
2016	5,165
2017	4,489
2018	3,220
2019	3,213
Thereafter	14,731

Total	$38,476

        Total rent expense was $12.1 million, $9.9 million and $8.5 million for fiscal 2014, 2013 and 2012, respectively.

CONTINGENCIES

        Various legal actions, the majority of which arise in the ordinary course of business, are pending. We maintain insurance against certain business risks subject to certain deductibles. None of these legal

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 13 COMMITMENTS AND CONTINGENCIES (Continued)

actions are expected to have a material adverse effect on our financial condition, cash flows or results of operations.

        We are contingently liable to sureties in respect of bonds issued by the sureties in connection with certain commitments entered into by us in the normal course of business. We have agreed to indemnify the sureties for any payments made by them in respect of such bonds.

        During the ordinary course of our business, contingencies arise resulting from an existing condition, situation, or set of circumstances involving an uncertainty as to the realization of a possible gain contingency. We account for gain contingencies in accordance with the provisions of ASC 450, Contingencies, and, therefore, we do not record gain contingencies and recognize income until realized. The property and equipment of our Venezuelan subsidiary was seized by the Venezuelan government on June 30, 2010. Our wholly-owned subsidiaries, Helmerich & Payne International Drilling Co. and Helmerich & Payne de Venezuela, C.A., filed a lawsuit in the United States District Court for the District of Columbia on September 23, 2011 against the Bolivarian Republic of Venezuela, Petroleos de Venezuela, S.A. ("PDVSA") and PDVSA Petroleo, S.A. ("Petroleo"). Our subsidiaries seek damages for the taking of their Venezuelan drilling business in violation of international law and for breach of contract. While there exists the possibility of realizing a recovery, we are currently unable to determine the timing or amounts we may receive, if any, or the likelihood of recovery. No gain contingencies are recognized in our Consolidated Financial Statements.

        In the third quarter of fiscal 2013 and in the fourth fiscal quarter of 2012, we settled arbitration disputes with third parties not affiliated with the Venezuelan government, PDVSA or Petroleo related to the seizure of our property in Venezuela. Proceeds of $15.0 million and $7.5 million were received and recorded in discontinued operations in fiscal 2013 and 2012, respectively.

        On November 8, 2013, the United States District Court for the Eastern District of Louisiana approved the previously disclosed October 30, 2013 plea agreement between our wholly owned subsidiary, Helmerich & Payne International Drilling Co., and the United States Department of Justice, United States Attorney's Office for the Eastern District of Louisiana ("DOJ"). The court's approval of the plea agreement resolved the DOJ's investigation into certain choke manifold testing irregularities that occurred in 2010 at one of Helmerich & Payne International Drilling Co.'s offshore platform rigs in the Gulf of Mexico. We have been engaged in discussions with the Inspector General's office of the Department of the Interior regarding the same events that were the subject of the DOJ's investigation. Although we presently believe that the outcome of our discussions will not have a material adverse effect on the Company, we can provide no assurances as to the timing or eventual outcome of these discussions.

NOTE 14 SEGMENT INFORMATION

        We operate principally in the contract drilling industry. Our contract drilling business includes the following reportable operating segments: U.S. Land, Offshore and International Land. The contract drilling operations consist mainly of contracting Company-owned drilling equipment primarily to large oil and gas exploration companies. To provide information about the different types of business activities in which we operate, we have included Offshore and International Land, along with our U.S. Land reportable operating segment, as separate reportable operating segments. Additionally, each reportable operating segment is a strategic business unit which is managed separately. Our primary international areas of operation include Colombia, Ecuador, Argentina, Tunisia, Bahrain, U.A.E. and

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 14 SEGMENT INFORMATION (Continued)

other South American and Middle Eastern countries. Other includes additional non-reportable operating segments. Revenues included in Other consist primarily of rental income. Consolidated revenues and expenses reflect the elimination of all material intercompany transactions.

        We evaluate segment performance based on income or loss from operations (segment operating income) before income taxes which includes:

  •
  revenues from external and internal customers

  •
  direct operating costs

  •
  depreciation and

  •
  allocated general and administrative costs

but excludes corporate costs for other depreciation, income from asset sales and other corporate income and expense.

        General and administrative costs are allocated to the segments based primarily on specific identification and, to the extent that such identification is not practical, on other methods which we believe to be a reasonable reflection of the utilization of services provided.

        Segment operating income for all segments is a non-GAAP financial measure of our performance, as it excludes certain general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense. We consider segment operating income to be an important supplemental measure of operating performance for presenting trends in our core businesses. We use this measure to facilitate period-to-period comparisons in operating performance of our reportable segments in the aggregate by eliminating items that affect comparability between periods. We believe that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect our operating performance in future periods.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 14 SEGMENT INFORMATION (Continued)

        Summarized financial information of our reportable segments for continuing operations for each of the years ended September 30, 2014, 2013 and 2012 is shown in the following table:

(in thousands)	External Sales	Inter- Segment	Total Sales	Segment Operating Income (Loss)	Depreciation	Total Assets (as adjusted)	Additions to Long-Lived Assets
2014
Contract Drilling
U.S. Land	$3,099,954	$—	$3,099,954	$1,025,745	$455,934	$5,259,947	$930,263
Offshore	250,811	—	250,811	69,819	12,300	137,101	4,372
International Land	355,532	—	355,532	36,417	39,932	589,968	85,424

	3,706,297	—	3,706,297	1,131,981	508,166	5,987,016	1,020,059
Other	13,410	867	14,277	(9,068)	15,383	726,776	27,117

	3,719,707	867	3,720,574	1,122,913	523,549	6,713,792	1,047,176
Eliminations	—	(867)	(867)	—	—	—	—

Total	$3,719,707	$—	$3,719,707	$1,122,913	$523,549	$6,713,792	$1,047,176

2013
Contract Drilling
U.S. Land	$2,785,449	$—	$2,785,449	$932,591	$391,072	$4,742,381	$726,206
Offshore	221,863	—	221,863	53,064	13,766	149,128	4,470
International Land	366,841	—	366,841	44,595	36,000	486,914	51,193

	3,374,153	—	3,374,153	1,030,250	440,838	5,378,423	781,869
Other	13,461	858	14,319	(8,602)	14,785	881,436	9,872

	3,387,614	858	3,388,472	1,021,648	455,623	6,259,859	791,741
Eliminations	—	(858)	(858)	—	—	—	—

Total	$3,387,614	$—	$3,387,614	$1,021,648	$455,623	$6,259,859	$791,741

2012
Contract Drilling
U.S. Land	$2,678,475	$—	$2,678,475	$906,968	$332,723	$4,420,625	$991,966
Offshore	189,086	—	189,086	41,775	13,455	160,135	8,547
International Land	270,027	—	270,027	20,366	30,701	467,538	52,864

	3,137,588	—	3,137,588	969,109	376,879	5,048,298	1,053,377
Other	14,214	841	15,055	(8,824)	10,670	663,496	29,301

	3,151,802	841	3,152,643	960,285	387,549	5,711,794	1,082,678
Eliminations	—	(841)	(841)	—	—	—	—

Total	$3,151,802	$—	$3,151,802	$960,285	$387,549	$5,711,794	$1,082,678

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 14 SEGMENT INFORMATION (Continued)

        The following table reconciles segment operating income to income from continuing operations before income taxes as reported on the Consolidated Statements of Income:

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Segment operating income	$1,122,913	$1,021,648	$960,285
Income from asset sales	19,585	18,923	19,223
Corporate general and administrative costs and corporate depreciation	(87,711)	(83,910)	(69,909)

Operating income	1,054,787	956,661	909,599
Other income (expense)
Interest and dividend income	1,583	1,653	1,380
Interest expense	(4,654)	(6,129)	(8,653)
Gain on sale of investment securities	45,234	162,121	—
Other	(636)	(9)	254

Total unallocated amounts	41,527	157,636	(7,019)

Income from continuing operations before income taxes	$1,096,314	$1,114,297	$902,580

        The following table presents revenues from external customers and long-lived assets by country based on the location of service provided:

	Years Ended September 30,
	2014	2013	2012
	(in thousands)
Revenues
United States	$3,338,365	$3,011,760	$2,864,570
Argentina	107,945	73,208	54,317
Colombia	85,176	100,052	82,247
Ecuador	69,195	67,890	56,448
Other Foreign	119,026	134,704	94,220

Total	$3,719,707	$3,387,614	$3,151,802

Long-Lived Assets
United States	$4,753,844	$4,345,950	$4,039,770
Argentina	144,823	83,149	81,886
Colombia	107,112	81,315	84,389
Ecuador	70,742	63,894	38,265
Other Foreign	112,023	101,795	107,261

Total	$5,188,544	$4,676,103	$4,351,571

        Long-lived assets are comprised of property, plant and equipment.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 14 SEGMENT INFORMATION (Continued)

        Revenues from one customer accounted for approximately 10.7 percent, 9.5 percent and 12.0 percent of total operating revenues during the years ended September 30, 2014, 2013 and 2012, respectively. Revenues from another customer accounted for approximately 8.2 percent, 7.9 percent and 10.2 percent of total operating revenues during the years ended September 30, 2014, 2013 and 2012, respectively. Collectively, the receivables from these customers were approximately $122.5 million and $94.1 million at September 30, 2014 and 2013, respectively.

NOTE 15 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	(in thousands, except per share amounts)
2014	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating revenues	$889,152	$893,430	$952,087	$985,038
Operating income	264,031	255,342	271,912	263,502
Income from continuing operations	173,182	174,589	192,290	168,705
Net income	173,182	174,570	192,279	168,688
Basic earnings per common share:
Income from continuing operations	1.61	1.61	1.77	1.55
Net income	1.61	1.61	1.77	1.55
Diluted earnings per common share:
Income from continuing operations	1.59	1.59	1.75	1.53
Net income	1.59	1.59	1.75	1.53

2013	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating revenues	$844,572	$838,309	$840,197	$864,536
Operating income	240,547	232,920	239,960	243,234
Income from continuing operations	159,611	151,067	250,978	159,797
Net income	159,603	151,080	266,159	159,797
Basic earnings per common share:
Income from continuing operations	1.50	1.41	2.35	1.49
Net income	1.50	1.41	2.49	1.49
Diluted earnings per common share:
Income from continuing operations	1.48	1.39	2.32	1.47
Net income	1.48	1.39	2.46	1.47

        The sum of earnings per share for the four quarters may not equal the total earnings per share for the year due to changes in the average number of common shares outstanding.

        In the first quarter of fiscal 2014, net income includes an after-tax gain from the sale of assets of $3.7 million, $0.03 per share on a diluted basis.

        In the second quarter of fiscal 2014, net income includes an after-tax gain from the sale of assets of $2.7 million, $0.02 per share on a diluted basis, and an after-tax gain from the sale of investment securities of $12.9 million, $0.12 per share on a diluted basis.

        In the third quarter of fiscal 2014, net income includes an after-tax gain from the sale of assets of $1.4 million, $0.01 per share on a diluted basis, and an after-tax gain from the sale of investment securities of $14.9 million, $0.13 per share on a diluted basis.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 15 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

        In the fourth quarter of fiscal 2014, net income includes an after-tax gain from the sale of assets of $5.0 million, $0.05 per share on a diluted basis.

        In the first quarter of fiscal 2013, net income includes an after-tax gain from the sale of assets of $3.4 million, $0.03 per share on a diluted basis, and an after-tax gain from the sale of investment securities of $5.5 million, $0.05 per share on a diluted basis.

        In the second quarter of fiscal 2013, net income includes an after-tax gain from the sale of assets of $3.4 million, $0.03 per share on a diluted basis.

        In the third quarter of fiscal 2013, net income includes an after-tax gain from the sale of assets of $2.6 million, $0.02 per share on a diluted basis, and an after-tax gain from the sale of investment securities of $92.4 million, $0.86 per share on a diluted basis.

        In the fourth quarter of fiscal 2013, net income includes an after-tax gain from the sale of assets of $2.8 million, $0.03 per share on a diluted basis.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

        In March 2015, Helmerich & Payne International Drilling Co. ("the issuer"), a wholly-owned subsidiary of Helmerich & Payne, Inc. ("parent" or "the guarantor"), issued senior unsecured notes with an aggregate principal amount of $500.0 million due 2025. The notes are fully and unconditionally guaranteed by parent. No subsidiaries of parent currently guarantee the notes, subject to certain provisions that if any subsidiary guarantees certain other debt of the issuer or parent, then such subsidiary will provide a guarantee of the obligations under the notes.

        In connection with the notes, we are providing the following condensed consolidating financial information in accordance with the Securities and Exchange Commission disclosure requirements. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements. Condensed consolidating financial information for the issuer, Helmerich & Payne International Drilling Co. and parent/guarantor, Helmerich & Payne, Inc. is shown in the tables below.

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands)

	Year Ended September 30, 2014
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating revenue	$—	$3,325,039	$394,820	$(152)	$3,719,707
Operating costs and other	10,763	2,291,775	366,682	(4,300)	2,664,920

Operating income (loss) from continuing operations	(10,763)	1,033,264	28,138	4,148	1,054,787
Other income, net	57	48,108	2,164	(4,148)	46,181
Interest expense	(42)	(3,049)	(1,563)	—	(4,654)
Equity in net income of subsidiaries	715,157	4,668	—	(719,825)	—

Income from continuing operations before income taxes	704,409	1,082,991	28,739	(719,825)	1,096,314
Income tax provision	(4,310)	370,723	21,135	—	387,548

Income from continuing operations	708,719	712,268	7,604	(719,825)	708,766
Income from discontinued operations before income taxes	—	—	2,758	—	2,758
Income tax provision	—	—	2,805	—	2,805

Loss from discontinued operations	—	—	(47)	—	(47)

Net income	$708,719	$712,268	$7,557	$(719,825)	$708,719

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended September 30, 2014
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$708,719	$712,268	$7,557	$(719,825)	$708,719
Other comprehensive loss, net of income taxes:
Unrealized depreciation on securities, net	—	(19,006)	—	—	(19,006)
Reclassification of realized gains in net income, net	—	(27,737)	—	—	(27,737)
Minimum pension liability adjustments, net	(213)	(2,448)	—	—	(2,661)

Other comprehensive loss	(213)	(49,191)	—	—	(49,404)

Comprehensive income	$708,506	$663,077	$7,557	$(719,825)	$659,315

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands)

	Year Ended September 30, 2013
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating revenue	$—	$2,998,299	$389,382	$(67)	$3,387,614
Operating costs and other	12,775	2,063,737	355,751	(1,310)	2,430,953

Operating income (loss) from continuing operations	(12,775)	934,562	33,631	1,243	956,661
Other income, net	20	164,170	863	(1,288)	163,765
Interest expense	(83)	(4,776)	(1,315)	45	(6,129)
Equity in net income of subsidiaries	745,105	33,360	—	(778,465)	—

Income from continuing operations before income taxes	732,267	1,127,316	33,179	(778,465)	1,114,297
Income tax provision	(4,372)	383,881	13,335	—	392,844

Income from continuing operations	736,639	743,435	19,844	(778,465)	721,453
Income from discontinued operations before income taxes	—	—	14,701	—	14,701
Income tax provision	—	—	(485)	—	(485)

Loss from discontinued operations	—	—	15,186	—	15,186

Net income	$736,639	$743,435	$35,030	$(778,465)	$736,639

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended September 30, 2013
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$736,639	$743,435	$35,030	$(778,465)	$736,639
Other comprehensive income (loss), net of income taxes:
Unrealized appreciation on securities, net	—	46,853	—	—	46,853
Reclassification of realized gains in net income, net	—	(92,543)	—	—	(92,543)
Minimum pension liability adjustments, net	2,663	8,750	—	—	11,413

Other comprehensive income (loss)	2,663	(36,940)	—	—	(34,277)

Comprehensive income	$739,302	$706,495	$35,030	$(778,465)	$702,362

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands)

	Year Ended September 30, 2012
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating revenue	$—	$2,850,355	$301,514	$(67)	$3,151,802
Operating costs and other	5,271	1,950,620	289,223	(2,911)	2,242,203

Operating income (loss) from continuing operations	(5,271)	899,735	12,291	2,844	909,599
Other income, net	144	2,191	2,145	(2,846)	1,634
Interest expense	(143)	(6,275)	(2,237)	2	(8,653)
Equity in net income of subsidiaries	584,252	7,459	—	(591,711)	—

Income from continuing operations before income taxes	578,982	903,110	12,199	(591,711)	902,580
Income tax provision	(2,063)	321,404	9,630	—	328,971

Income from continuing operations	581,045	581,706	2,569	(591,711)	573,609
Income from discontinued operations before income taxes	—	—	7,355	—	7,355
Income tax provision	—	—	(81)	—	(81)

Loss from discontinued operations	—	—	7,436	—	7,436

Net income	$581,045	$581,706	$10,005	$(591,711)	$581,045

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended September 30, 2012
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$581,045	$581,706	$10,005	$(591,711)	$581,045
Other comprehensive income, net of income taxes:
Unrealized appreciation on securities, net	—	63,725	—	—	63,725
Minimum pension liability adjustments, net	1,154	3,020	—	—	4,174

Other comprehensive income	1,154	66,745	—	—	67,899

Comprehensive income	$582,199	$648,451	$10,005	$(591,711)	$648,944

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2014, as adjusted
	Guarantor/ Parent	Issuer Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$(2,050)	$329,655	$36,932	$(3,628)	$360,909
Accounts receivable, net of reserve	(31)	623,274	98,913	(16,942)	705,214
Inventories	—	67,113	37,358	1,770	106,241
Deferred income taxes	5,372	19,499	—	(8,352)	16,519
Prepaid expenses and other	8,863	15,013	56,982	54	80,912
Current assets of discontinued operations	—	—	7,206	—	7,206

Total current assets	12,154	1,054,554	237,391	(27,098)	1,277,001
Investments	14,344	222,300	—	—	236,644
Property, plant and equipment, net	42,027	4,681,294	465,223	—	5,188,544
Intercompany	14,855	782,626	196,641	(994,122)	—
Other assets	8,110	1,197	16,123	(6,621)	18,809
Investment in subsidiaries	5,276,750	235,355	—	(5,512,105)	—

Total assets	$5,368,240	$6,977,326	$915,378	$(6,539,946)	$6,720,998

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$80,562	$80,488	$20,988	$(7)	$182,031
Accrued liabilities	31,960	212,896	43,560	(6,138)	282,278
Long-term debt due within one year	—	39,635	—	—	39,635
Current liabilities of discontinued operations	—	—	3,217	—	3,217

Total current liabilities	112,522	333,019	67,765	(6,145)	507,161
Noncurrent liabilities:
Long-term debt	—	39,502	—	—	39,502
Deferred income taxes	—	1,182,192	47,640	(14,573)	1,215,259
Intercompany	346,545	141,066	519,512	(1,007,123)	—
Other	18,196	19,948	25,966	—	64,110
Noncurrent liabilities of discontinued operations	—	—	3,989	—	3,989

Total noncurrent liabilities	364,741	1,382,708	597,107	(1,021,696)	1,322,860
Shareholders' equity:
Common stock	11,051	100	—	(100)	11,051
Additional paid-in capital	383,972	42,516	319	(42,835)	383,972
Retained earnings	4,525,797	5,131,289	250,187	(5,381,476)	4,525,797
Accumulated other comprehensive income	83,126	87,694	—	(87,694)	83,126
Treasury stock, at cost	(112,969)	—	—	—	(112,969)

Total shareholders' equity	4,890,977	5,261,599	250,506	(5,512,105)	4,890,977
Total liabilities and shareholders' equity	$5,368,240	$6,977,326	$915,378	$(6,539,946)	$6,720,998

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2013, as adjusted
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$(202)	$412,596	$33,918	$1,556	$447,868
Accounts receivable, net of reserve	(41)	518,362	111,847	(8,748)	621,420
Inventories	—	55,892	32,251	723	88,866
Deferred income taxes	4,731	16,403	1,660	(6,380)	16,414
Prepaid expenses and other	10,723	24,789	42,848	1,178	79,538
Current assets of discontinued operations	—	—	3,705	—	3,705

Total current assets	15,211	1,028,042	226,229	(11,671)	1,257,811
Investments	10,506	305,648	—	—	316,154
Property, plant and equipment, net	33,540	4,289,267	353,296	—	4,676,103
Intercompany	13,345	465,024	184,392	(662,761)	—
Other assets	5,315	1,227	12,053	(5,099)	13,496
Investment in subsidiaries	4,584,267	230,633	—	(4,814,900)	—

Total assets	$4,662,184	$6,319,841	$775,970	$(5,494,431)	$6,263,564

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$60,138	$58,150	$28,711	$(2,620)	$144,379
Accrued liabilities	28,816	123,009	40,392	(2,533)	189,684
Long-term debt due within one year	—	114,600	—	—	114,600
Current liabilities of discontinued operations	—	—	3,210	—	3,210

Total current liabilities	88,954	295,759	72,313	(5,153)	451,873
Noncurrent liabilities:
Long-term debt	—	79,137	—	—	79,137
Deferred income taxes	—	1,207,440	27,020	(11,479)	1,222,981
Intercompany	114,534	144,902	403,463	(662,899)	—
Other	14,969	20,598	29,784	—	65,351
Noncurrent liabilities of discontinued operations	—	—	495	—	495

Total noncurrent liabilities	129,503	1,452,077	460,762	(674,378)	1,367,964
Shareholders' equity:
Common stock	10,874	100	—	(100)	10,874
Additional paid-in capital	288,758	16,000	104	(16,104)	288,758
Retained earnings	4,102,663	4,419,021	242,791	(4,661,812)	4,102,663
Accumulated other comprehensive income	132,530	136,884	—	(136,884)	132,530
Treasury stock, at cost	(91,098)	—	—	—	(91,098)

Total shareholders' equity	4,443,727	4,572,005	242,895	(4,814,900)	4,443,727
Total liabilities and shareholders' equity	$4,662,184	$6,319,841	$775,970	$(5,494,431)	$6,263,564

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	September 30, 2014
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided by (used in) operating activities	$(21,094)	$1,050,609	$94,196	$(5,184)	$1,118,527
INVESTING ACTIVITIES:
Capital expenditures	(17,786)	(840,341)	(94,765)	—	(952,892)
Intercompany transfers	17,786	(17,786)	—	—	—
Proceeds from asset sales	2	27,401	3,367	—	30,770
Proceeds from sale of investments	—	49,205	—	—	49,205

Net cash provided by (used in) investing activities	2	(781,521)	(91,398)	—	(872,917)
FINANCING ACTIVITIES:
Payments on long-term debt	—	(115,000)	—	—	(115,000)
Intercompany transfers	264,386	(264,386)	—	—	—
Dividends paid	(264,386)	—	—	—	(264,386)
Exercise of stock options, net of tax withholding	23,250	—	—	—	23,250
Tax withholdings related to net share settlements of restricted stock	(3,049)	—	—	—	(3,049)
Excess tax benefit from stock-based compensation	(957)	27,357	216	—	26,616

Net cash provided by (used in) financing activities	19,244	(352,029)	216	—	(332,569)
Net increase (decrease) in cash and cash equivalents	(1,848)	(82,941)	3,014	(5,184)	(86,959)
Cash and cash equivalents, beginning of period	(202)	412,596	33,918	1,556	447,868

Cash and cash equivalents, end of period	$(2,050)	$329,655	$36,932	$(3,628)	$360,909

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	September 30, 2013
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided by operating activities	$3,066	$973,850	$17,708	$2,561	$997,185
INVESTING ACTIVITIES:
Capital expenditures	(6,828)	(752,642)	(49,596)	—	(809,066)
Intercompany transfers	6,828	(6,828)	—	—	—
Proceeds from asset sales	3,235	21,694	3,097	—	28,026
Proceeds from sale of investments	—	232,221	—	—	232,221

Net cash provided by (used in) investing activities	3,235	(505,555)	(46,499)	—	(548,819)
Net cash provided by investing activities by discontinued operations	—	—	15,000	—	15,000

Net cash provided by (used in) investing activities	3,235	(505,555)	(31,499)		(533,819)
FINANCING ACTIVITIES:
Payments on long-term debt	—	(40,000)	—	—	(40,000)
Intercompany transfers	93,053	(93,053)	—	—	—
Dividends paid	(93,053)	—	—	—	(93,053)
Intercompany notes	(16,500)	—	16,500	—	—
Exercise of stock options, net of tax withholding	13,317	—	—	—	13,317
Tax withholdings related to net share settlements of restricted stock	(1,677)	—	—	—	(1,677)
Excess tax benefit from stock-based compensation	(563)	10,280	103	—	9,820

Net cash provided by (used in) financing activities	(5,423)	(122,773)	16,603	—	(111,593)
Net increase in cash and cash equivalents	878	345,522	2,812	2,561	351,773
Cash and cash equivalents, beginning of period	(1,080)	67,074	31,106	(1,005)	96,095

Cash and cash equivalents, end of period	$(202)	$412,596	$33,918	$1,556	$447,868

Notes to Consolidated Financial Statements (Continued)

HELMERICH & PAYNE, INC.

NOTE 16 GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION (Continued)

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	September 30, 2012
	Guarantor/ Parent	Issuer Subsidiary	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Net cash provided by (used in) operating activities	$(19,746)	$969,867	$58,904	$(8,693)	$1,000,332
INVESTING ACTIVITIES:
Capital expenditures	(27,729)	(1,016,155)	(53,796)	—	(1,097,680)
Intercompany transfers	27,729	(27,729)	—	—	—
Proceeds from asset sales	—	38,454	1,440	—	39,894
Proceeds from sale of investments	—	—	—	—	—

Net cash used in investing activities	—	(1,005,430)	(52,356)	—	(1,057,786)
Net cash provided by investing activities by discontinued operations	—	—	7,500	—	7,500

Net cash used in investing activities	—	(1,005,430)	(44,856)		(1,050,286)
FINANCING ACTIVITIES:
Payments on long-term debt	—	(115,000)	—	—	(115,000)
Proceeds from line of credit	—	20,000	—	—	20,000
Payments on line of credit	—	(20,000)	—	—	(20,000)
Intercompany notes	16,500	—	(16,500)	—	—
Repurchase of common stock	(77,610)	—	—	—	(77,610)
Intercompany transfers	107,659	(107,659)	—	—	—
Dividends paid	(30,049)	—	—	—	(30,049)
Exercise of stock options, net of tax withholding	2,673	—	—	—	2,673
Tax withholdings related to net share settlements of restricted stock	(1,514)	—	—	—	(1,514)
Excess tax benefit from stock-based compensation	2,210	1,092	1	—	3,303

Net cash provided by (used in) financing activities	19,869	(221,567)	(16,499)	—	(218,197)
Net increase (decrease) in cash and cash equivalents	123	(257,130)	(2,451)	(8,693)	(268,151)
Cash and cash equivalents, beginning of period	(1,203)	324,204	33,557	7,688	364,246

Cash and cash equivalents, end of period	$(1,080)	$67,074	$31,106	$(1,005)	$96,095